American Petro-Hunter Significantly Reduces Senior Secured Debt and Announces Change in Corporate Strategy

Company to focus on Establishing an Energy and Real Estate Holding Company with First Acquisition of a Workforce Accommodation Property with Existing Cash Flow

WICHITA, KS -- /MARKETWIRE/ -- March 5, 2014 – American Petro-Hunter, Inc. (OTCBB: AAPH) (“American Petro-Hunter” or the “Company”) today announces that the Company has completed a Purchase and Sale Agreement for the Company's oil and gas assets located in Payne and Lincoln counties of Oklahoma. The properties were sold for $540,000 in cash to a private, Oklahoma-based Company in order for the Company to pursue a new corporate strategy. The sale proceeds are to be used for working capital needs and to repay a majority of the First Lien Notes outstanding. The Company is also currently working to restructure an additional $950,000 in unsecured debt. If successful, we expect the result of the series of these transactions will eliminate all of the Company’s outstanding debt.

The Company intends to introduce a new management team and seasoned Board of Directors to reflect the company's new strategy, which is to build a holding company focused on energy and real estate investments. The new company will be renamed and seek to develop, acquire and operate hard assets that we expect will provide attractive and tax efficient cash flow as well as future price appreciation. We believe this current to near term cash flow investment focus will allow the company to establish a consistent cash distribution to its shareholders. In line with that strategy, the new company may explore a conversion to a limited liability company or other corporate structure to tax efficiently provide any cash distributions to its shareholders.

The Company is currently in negotiations to acquire a workforce accommodation facility that services utility and oil service companies operating in the Eagleford region of Texas. The property is fully utilized and we estimate it generates approximately $800,000 in pretax annual cash flow. Upon closing, we expect to further develop this property and add additional units to this accommodation facility with the intention of increasing the property’s annual cash flow to $1.6 to $1.8 million. The Company seeks to finance such transactions primarily through the use of debt financing. In addition, the Company intends to pursue other identified locations in various oil producing regions to develop similar workforce accommodation facilities that are both "closed" and "open" camps focused on the energy industry. The Company also plans to acquire and develop income producing oil service yards and other properties that are located in energy producing regions such as South and West Texas.

In addition to real estate assets, the Company will acquire, explore for, develop and produce crude oil and natural gas properties located in the U.S. through operated and non-operated direct investments in addition to funding from retail investment programs. The Company, however, will not pursue the development of the Kansas oil and gas properties previously announced as we expect the acquisition of the Eagleford workforce accommodation facility to present more consistent cash flow, which we believe will represent a more advantageous long-term return to shareholders. The Company may also opportunistically acquire debt and equity of public and private companies that are energy or real estate related.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, scope and type of consulting services provided by third parties use of proceeds, future acquisitions, the success of projects, growth and strategic plans. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.